Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated November 5, 2025, BETWEEN:

TUCOWS Inc. (the "Corporation") and David Woroch (the "Executive"), (collectively, the “Parties”);

WHEREAS the Executive is employed with the Corporation as the Chief Executive Officer of Domains, and has held other roles previously with the Corporation, with an original start date of March 27, 2000;

AND WHEREAS the Parties have agreed upon terms and conditions for the Executive's continuing employment with the Corporation, as set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual obligations set forth herein and for other good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

1.	TERM

The employment of the Executive under terms and conditions in this Agreement shall commence on November 6, 2025, at 5:01 p.m. ET, or as otherwise mutually agreed (“the Effective Date”), and shall end on November 30, 2029 (the “End Date”), unless it is terminated earlier in accordance with Section 6 of this Agreement. This Agreement replaces and supersedes all previous agreements between the Parties.

2.	DUTIES

The Executive shall serve the Corporation in the capacity of Chief Executive Officer (“CEO”) of the Corporation beginning the Effective Date. The Executive will report directly to the Board of Directors of the Corporation (the “Board”), and shall perform such duties and exercise such powers of the position of CEO, as defined by the Board from time to time. The Executive shall perform these duties in accordance with all of the charter documents, the by-laws of the Corporation, the instructions of the Board, the policies, rules and procedures of the Corporation, and all applicable laws and regulations.

Without limitation of the foregoing, the Executive shall:

i.	devote their best efforts commensurate with those of a CEO, and the senior-most executive of the Corporation, to the business and affairs of the Corporation,
ii.	perform those duties that may reasonably be assigned by the Board diligently and faithfully to the best of the Executive's abilities and in the best interests of the Corporation, and
iii.	use their best efforts commensurate with those of a CEO to promote the interests and goodwill of the Corporation.

The Corporation reserves the right to reassign the Executive to a comparable or senior executive position, and Executive shall then have the right to resign and treat such reassignment as involuntary termination (“Constructive Termination”), in such case, the Executive’s entitlements shall be limited to those set forth in Section 6 (iv) of this Agreement.

The Executive shall avoid all actual, potential or perceived conflicts of interest, and shall proactively take all reasonable steps to prevent themselves from being in any actual, potential or perceived conflicts of interest. In case of any actual, potential or perceived conflict of interest, the Executive shall promptly make a full disclosure to the Board. The Executive shall abide by all reasonable directions of the Board in resolving any conflicts of interest.

The Executive may serve as a member of the board of directors of another company only with the prior written approval of the Board. Such approval shall be granted only in the event that the Board determines, in its sole discretion, that such membership is not adverse to the interests of the Corporation.

3.	REMUNERATION

The intent of this Agreement is to entitle the Executive to an annual compensation package for their services considering the role and performance of the Executive. Such compensation is in addition to and exclusive of share dividends and other corporate benefits which the Executive may receive in their capacity as a shareholder.

(i)	Base Salary

The annual base salary payable to the Executive for their services hereunder shall initially be at a rate of $650,000 (CAD), less applicable withholdings and deductions. The Base Salary shall be paid as per the normal payroll practices of the Corporation.

(ii)	Bonus Structure

In addition, the Executive will be eligible to earn such discretionary bonuses as determined by the Board from time to time (“Bonuses”). Such Bonuses may, in the aggregate, equate to up to 100% of the Base Salary, as of the Effective Date, annually and may be prorated for any partial year of employment.

(iii)	Employee Benefits

The Executive shall be eligible to participate in all of the Corporation's benefit plans made generally available to its senior executive employees in accordance with the terms thereof. The Corporation may amend, replace or remove the benefit plans or benefit provider without prior notice.

(iv)	Vacation

During the term of this Agreement, the Executive shall be entitled to five (5) weeks' paid vacation each calendar year, prorated for any partial year of employment. Such vacation shall be taken at a time or times acceptable to the Corporation having regard to its operations. The Executive and the Corporation acknowledge that adequate time away from the workplace contributes to health and productivity. Accordingly, the Executive is encouraged to utilize their full entitlement of five (5) weeks' paid vacation time off in each calendar year. Vacation cannot be carried forth from one calendar year to another except (and only to the minimum extent) as required by the Ontario Employment Standards Act, 2000, and its regulations, as amended (the “ESA”).

(v)	Stock Options

The Executive shall be eligible to participate in the Corporation's employee stock option plan (“ESOP”), subject to the terms and conditions of the ESOP, as amended from time to time. Stock option (“Stock Option”) grants shall be made at the discretion of the Board. The Executive’s anticipated grant for the year 2025 will be 20,000 Stock Options with a 4-year vesting period, subject to the approval of the Board, and issued on such date as determined by the Board.

(vi)	D&O Insurance and Indemnity

The Corporation shall include the Executive as an Officer of the Corporation for the purposes of receiving coverage under the Corporation's D&O insurance policy. To the extent that the insurance policy does not fully provide such coverage, the Corporation agrees that it shall indemnify the Executive with regard to legal defense costs and liability for all claims that arise as a result of lawful actions taken by the Executive in good faith, within the scope of his employment, that are reasonably necessary for the performance of his duties. Under such circumstances, the Corporation shall retain the right to choose whether or not to defend a claim, when and if to pursue settlement discussions and settle the claim, and to retain counsel of its choice.

4.	EXPENSES

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out their duties hereunder. For all such expenses, the Executive shall furnish to the Corporation originals of all invoices or statements in respect of which the Executive seeks reimbursement.

6.	TERMINATION OF EMPLOYMENT

This Agreement shall automatically terminate on the End Date, unless it is terminated earlier in accordance with the following provisions.

(i)	Termination by Death

This Agreement and the Executive's employment shall automatically terminate upon the death of the Executive, which shall be the “Date of Termination” for the purposes of this sub-section. In the event of termination by death, the Corporation shall pay the Executive's estate an amount equal to the base salary, vacation pay and any other accrued and unpaid compensation (including pro-rated Bonuses earned and vested Stock Options) earned by and payable to the Executive up to the Date of Termination, as well as any minimum statutory entitlements to payments, benefits or other entitlements required by the ESA. For clarity, under no circumstances will the Executive or their estate have any further or additional entitlements upon termination by death under this Agreement or at common law.

(ii)	Termination by Permanent Disability

The parties recognize and agree that the Executive is employed in a single occupancy, high-level position in which the dependable performance of their duties and responsibilities is critical to the employment relationship. Accordingly, in the event of a Permanent Disability (defined below) of the Executive, the parties agree that this Agreement will be deemed to have been automatically terminated without the action or fault of either Party.

The parties agree that the Executive will be deemed to have a “Permanent Disability” when:

a)

The Executive has been unable or unwilling or has failed to fully perform their duties for six consecutive weeks, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive; or

b)

If a determination is made by a physician chosen by the Corporation, that there is no reasonable prospect of the Executive's return to work, or no reasonable likelihood of recovery, for the next six months. The Executive hereby consents to any and all such medical examinations.

In case of termination due to Permanent Disability, the “Date of Termination” shall be the date on which the Executive receives written notice that the Corporation is relying on this Section of the Agreement.

Upon termination of this Agreement due to Permanent Disability, the Executive’s entitlements shall be limited to those under “Termination by the Corporation” (without Cause, as defined below) under subsection (iv) of this Section. For clarity, under no circumstances will the Executive or their Estate have any further or additional entitlements under this Agreement or at common law.

(iii)	Termination by the Executive

The Executive may terminate this Agreement upon providing the Corporation with three (3) months’ notice in writing of their intention to do so (“Resignation Notice Period”). The Executive shall continue to devote their best efforts to the business and affairs of the Corporation and shall perform those duties diligently and faithfully to the best of their ability during the Resignation Notice Period. The Corporation may waive all or any part of Resignation Notice Period by providing the Executive all their wages, benefits, and other entitlements to the end of the three (3) month Resignation Notice Period required by this Section. Executive acknowledges and agrees that such a waiver does not constitute a termination of employment by the Corporation. In case of a termination by the Executive, the “Date of Termination” will be the later of the last day worked by the Executive, or the end of the Resignation Notice Period.

In the event of the termination of this Agreement by the Executive prior to the End Date, the Executive will not have any entitlement to any Base Salary, pro-rata Bonus or vesting of Stock Options after the Resignation Notice Period.

(iv)	Termination by the Corporation

If the Corporation terminates the Executive’s employment prior to the End Date, with or without Cause (as defined below), the Executive will be provided with only the minimum statutory payments, benefits and other entitlements, if any, owed in the circumstances under the ESA, including but not limited to outstanding wages, vacation pay, statutory holiday pay, and minimum statutory entitlements, if any, to notice of termination (or termination pay), severance pay and benefit continuation. The Executive understands and agrees that, in accordance with the ESA, there are circumstances in which the Executive may have no entitlement to notice of termination, termination pay, severance pay or benefit continuation.

The Executive understands and agrees that compliance with the minimum requirements of the ESA satisfies any common law or contractual entitlement the Executive may have to notice of termination of employment or pay in lieu thereof, and as such, subject only to the Enhanced Severance provisions below, that the Executive shall have no further or other entitlements to common law notice or pay in lieu thereof. The Executive further understands and agrees that this provision shall apply throughout the Executive’s employment with the Corporation, regardless of its duration or any changes to the Executive’s position, responsibilities, or compensation.

In the event of termination of employment by the Corporation, the “Date of Termination” will be the later of (i) the last day worked by the Executive, or (ii) the last day of the statutory notice period under the ESA.

Enhanced Severance Package

Subject to Section 12 below, in the event the Corporation terminates the Executive’s employment prior to the End Date without Cause (as defined below), or in case of termination due to Permanent Disability (as defined in sub-section

(ii) above), the Corporation will provide the Executive with an “Enhanced Severance Package”, subject to the terms and conditions herein, and in exchange for the Executive signing and returning a Full and Final Release and Indemnity in favour of the Corporation, in a form to be provided by the Corporation at the time of termination, releasing all claims against the Corporation, including but not limited to all claims relating to the Executive’s employment and the termination thereof.

In the event of a termination without Cause (as defined below), the Enhanced Severance Package will consist of Base Salary until the End Date, continuation of extended health and dental benefits until the earlier of the End Date or the date on which Executive secures alternate coverage through another source (subject to and in accordance with the terms and conditions of the applicable plan(s) in place and as amended from time to time, with all other coverages ceasing at the end of the statutory notice period under the ESA), pro-rata Bonus payments until the End Date (calculated at 100% of Base Salary and pro-rated for partial years), and vesting of Stock Options until the End Date. For clarity, the Executive will not be eligible for an Enhanced Severance Package in the event that their employment is terminated by the Corporation with Cause (in which case, they will be eligible only for the minimum statutory entitlements under the ESA, as noted above, if such entitlements apply in the circumstances).

For the purposes of this Enhanced Severance Package, “Cause” includes:

a)	any material breach of the provisions of the terms and conditions herein by the Executive;
b)	consistent poor performance on the part of the Executive, after being advised as to the standard required;
c)	any intentional or negligent disclosure of any Confidential Information by the Executive;
d)	violation by the Executive of any local, provincial/state or federal statute, including, without limitation, an act of dishonesty such as embezzlement or theft;

e)	conduct on the part of the Executive that is materially detrimental to the business or the financial position of the Corporation;
f)

any intentional or negligent breach of the Corporation’s rules, policies and procedures relating to its finances or accounts, or any ethical impropriety or conflict of interest, regardless of the monetary value of any such breach, impropriety or conflict; and

g)

any personal or off-duty conduct on the part of the Executive which is of such a nature that it is reasonably likely to cause harm to the reputation of the Corporation if the Executive were retained as an employee.

In the event of a Change of Control (as defined below), the Enhanced Severance Package will consist of Base Salary until the End Date, continuation of extended health and dental benefits until the End Date, pro-rata Bonus payments until the End Date (calculated at 100% of Base Salary and pro-rated for partial years), as well as a full acceleration of all unvested Stock Options.

For the purposes of this Section, “Change of Control” shall mean:

a)

The sale, lease, exchange, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the Corporation’s assets for cash proceeds, including assets related to Tucows’s products and services, to a person or entity that is not an affiliate of the Corporation; or,

b)

Any person, entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act, 1934) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities for cash proceeds; or,

c)

The consummation of a merger, consolidation, reorganization, or similar transaction for cash proceeds to the Corporations shareholders, unless the Corporation’s shareholders immediately prior to the transaction continue to hold more than fifty percent (50%) of the voting power of the surviving entity in substantially the same proportions as before the transaction.

All entitlements under the Enhanced Severance Package are subject to applicable withholdings and deductions, and all amounts owed shall be payable by salary continuance as per the normal payroll practices of the Corporation, with Base Salary amounts calculated at the salary rate in place as of the Date of Termination.

The Enhanced Severance Package shall be inclusive and exhaustive of all of the Executive’s entitlements upon the termination of their employment, whether pursuant to the ESA, this Agreement or at common law.

Regardless of whether the Executive accepts the Enhanced Severance Package in exchange for the full and final Release, the Executive will receive all their entitlements under the ESA.

For clarity, nothing in this Section has the effect of creating or extending any contractual or common law entitlement to notice of termination or pay in lieu thereof beyond the End Date.

7.	NON-COMPETITION

Without the prior written consent of the Corporation, the Executive will not at any time during the twelve-month period immediately following the termination or cessation of their employment (the “Non-Compete Period”), either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, trustee, employee, shareholder (other than a minor holding of shares listed on a recognized Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever carry on, be engaged in, be concerned with, be interested in, advise, lend money to, guarantee the debts or obligations of, permit their name or any part thereof to be used in, be employed by or otherwise provide services to, (directly or indirectly) any person, business or activity that manufactures, distributes, sells, leases or rents any product in Canada or the United States that is the same as, substantially similar to, or competitive with, any of the Corporation's products or services (the "Competitive Business"), unless that other business or activity does not (directly or indirectly) conduct the Competitive Business in Canada or the United States.

8.	NON-SOLICITATION

Without the prior written consent of the Corporation, the Executive shall not, during the twelve-month period immediately following the termination or cessation of their employment:

a)	Solicit or attempt to solicit any customer of the Corporation with whom the Executive had direct dealings during the twenty-four months prior to termination.

b)

Solicit or attempt to solicit any prospective customer actively pursued by the Corporation during the twenty-four months prior to termination or cessation of the Executive’s employment, with whom the Executive had direct dealings, provided the Corporation has not ceased such pursuit.

c)

Solicit or attempt to solicit any individual who is an officer, director, employee, or agent of the Corporation during the twenty-four months prior to termination, with whom the Executive personally interacted.

This provision shall not restrict in any way the right of the Executive, either personally or through another employer or contractor, to solicit generally in the media or through other public means for required personnel, and shall not restrict officers, directors, employees, or agents of the Corporation from pursuing on their own initiative employment opportunities from or with the Executive.

9.	CONFIDENTIALITY AND OTHER POST-EMPLOYMENT OBLIGATIONS

a)

Confidentiality: The Executive acknowledges that, during their employment with the Corporation, they may have access to confidential information ("Confidential Information") that is the exclusive property of the Corporation. Confidential Information includes, but is not limited to:

●	Trade secrets
●	Staff information and lists
●	Customer and supplier lists
●	Purchase requirements, pricing, and sales policies
●	Financial information
●	Business plans, forecasts, and market strategies
●	Discoveries, designs, inventions, research and development, formulas, technology, techniques, improvements, and software development

The Executive agrees to keep all Confidential Information confidential and not disclose it to any third party, except as required in the course of their duties or with the Corporation’s written permission.

b)	Non-Disclosure: The Executive agrees to execute and abide by the Corporation's Employee Non-Disclosure Agreement (NDA) as a term and condition of this Agreement.

c)

Non-Disparagement: The Executive agrees, for the duration of the Agreement and following the termination or cessation of their employment, to refrain from engaging in any conduct or making any comments, whether verbal or in writing, which are intended to be, or reasonably likely to be interpreted as being, disparaging of the Corporation, or its directors, officers, management, employees or clients.

d)

Fiduciary: The Executive agrees that due to their position, they are in a position of a fiduciary towards the Corporation, and they owe fiduciary duties at common law to the Corporation during and after the termination or cessation of their employment.

e)

Return of Property: The Executive agrees that upon the termination or cessation of their employment. they will immediately deliver to the Corporation all equipment, books, reports, documents, effects, money, securities and other property belonging to the Corporation that are in their possession or under their control, including but not limited to all electronic documents, access to servers, emails, computers, passwords, PINs and other electronic property belonging to the Corporation.

f)

Duty to Cooperate: The Executive agrees that upon the termination or cessation of their employment, they will provide all such information, cooperation and support to the Board and the incoming CEO or other senior executives, upon the request of the Board, to enable a smooth transition to a successor, and shall do so diligently and faithfully to the best of their ability.

10.	REASONABLENESS AND SURVIVAL

The Executive acknowledges and agrees that the obligations contained in Sections 7, 8 and 9 of this Agreement are reasonable in scope, area and duration, and are reasonable, valid and properly required for the adequate protection of the Corporation. The Executive hereby waives all defenses to the enforcement by the Corporation of the obligations contained in Sections 7, 8 and 9 of this Agreement. The obligations set out in Sections 7, 8 and 9 shall survive and remain in effect, notwithstanding the termination or cessation of the Executive’s employment, whether such termination or cessation is initiated by the Executive, by the Corporation, on a with or without cause basis, or by mutual agreement, or whether the termination or cessation is lawful or unlawful.

11.	MATERIAL & IRREPARABLE HARM

The Executive acknowledges and agrees that material and irreparable harm could be caused to the Corporation, which could not be adequately compensated by monetary damages, if the Executive breaches any of the obligations in Sections 7, 8 and 9 of this Agreement. Without intending to limit the remedies available to the Corporation, the Executive further acknowledges and agrees that, since damages at law would be an insufficient remedy to the Corporation in light of the material and irreparable harm that it could suffer, the Corporation may apply for and have injunctive relief in any court of competent jurisdiction specifically to enforce any such obligation upon the breach or threatened breach of any such obligations, or otherwise specifically to enforce any such obligations.

12.	LEGAL CAUSE TO END ENHANCED SEVERANCE PACKAGE

Without intending to limit the remedies available to the Corporation, the Executive further acknowledges and agrees that, in the event of any breach or threatened breach by the Executive of any of the obligations in Sections 7, 8 or 9 of this Agreement, the Corporation will not be obliged to make any payments as a part of the Enhanced Severance Package (described in Section 6) that are in excess of the Executive’s entitlements under the ESA. If any payments (or any parts thereof) in excess of the Executive’s entitlements under the ESA have already been made to the Executive, it is a fundamental term and condition of this Agreement that the Executive must immediately repay to the Corporation the full amount of any such payment made to them in excess of their statutory entitlements under the ESA. A loss of entitlement to any part of the Enhanced Severance Package due to a breach or threatened breach by the Executive of any of the obligations in Sections 7, 8 or 9 of this Agreement, shall not affect the ability of the Corporation to rely upon the Full and Final Release and Indemnity signed by the Executive.

13.	ASSIGNMENT

The Executive may not assign, pledge or encumber the Executive's interest in this Agreement nor assign any of the rights or duties of the Executive under this Agreement without the prior written consent of the Corporation. The Corporation may assign the Agreement to any subsidiary, affiliate or other entity related to the Corporation, or in the event of a sale of business or Change of Control. In the event of such assignment, the assignee shall fulfill all of the Corporations obligations under this Agreement.

14.	SUCCESSORS

This Agreement shall be binding on and inure to benefit of the successors and assigns of the Corporation and their heirs, executors, personal legal representatives, and the permitted assigns of the Executive.

15.	SEVERABILITY

If any provision of this Agreement, including the breadth or scope of such provision, is held by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions of this Agreement. The remaining provisions, or parts thereof, shall remain enforceable and binding.

16.	GOVERNING LAW

This Agreement shall be governed in accordance with the laws of Ontario.

17.	MANDATORY ARBITRATION

Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, interpretation, validity, breach or termination, shall be referred to and finally resolved by a sole arbitrator at ADR Chambers under the ADR Chambers Arbitration Rules. The place of the arbitration shall be Toronto and the language of arbitration shall be English. If the parties cannot agree on an arbitrator within 30 days of the delivery of written notice of dispute, the parties agree that ADR Chambers shall act as the Appointing Authority. Each party shall bear their own costs for arbitration, and shall split equally the arbitrator’s fees. For clarity, this Section ousts the jurisdiction of the Superior Court, except as may be required under Section 11.

18.	NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service. Notices shall be addressed as follows:

If to the Corporation:

Tucows Board (Attn: Laurenz Malte Nienaber / Chair)

Via email

If to the Executive:

David Woroch

45 FLEMING CRES, EAST YORK, M4G 2B1, CANADA

19.	LEGAL ADVICE

The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek, and was encouraged by the Corporation to seek, independent legal advice, prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and he agrees that any failure to obtain independent legal advice shall not be used by his as a defense to the enforcement of his obligations under this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.

TUCOWS Inc.

Per: Laurenz Malte Nienaber

/s/ Laurenz Malte Nienaber
Chair of the Tucows Board 11/6/2025
I/We have the authority to bind the corporation

/s/ David Woroch
DAVID WOROCH 11/6/2025